Exhibit 19.1

MERCURY GENERAL CORPORATION INSIDER TRADING COMPLIANCE POLICY

This Insider Trading Compliance Policy (this "Policy”) consists of seven sections:

• Section I provides an overview;

• Section II sets forth Mercury General Corporation’s policies prohibiting insider trading;

• Section III explains insider trading;

• Section IV consists of procedures that have been put in place by Mercury General
Corporation to prevent insider trading;

• Section V sets forth additional transactions that are prohibited by this Policy;

• Section VI explains Rule 10b5-1 trading plans provides information about
Section 16 and Rule 144; and

• Section VII refers to the execution and return of a compliance certificate.
I.     SUMMARY
Preventing insider trading is necessary to comply with securities laws and to preserve the reputation and integrity of Mercury General Corporation (the “Company”) as well as that of all persons affiliated with the Company. “Insider trading” occurs when any person purchases or sells a security while in possession of inside information relating to the security. As explained in Section III below, “inside information” is information that is both “material” and “non-public.” Insider trading is a crime. The criminal penalties for violating insider trading laws include imprisonment and fines up to $5 million for individuals and $25 million for corporations. Insider trading may also result in civil penalties, including disgorgement of profits and civil fines. Insider trading is also prohibited by this Policy, and violation of this Policy may result in Company-imposed sanctions, including removal or dismissal for cause, and disclosure of wrongdoing to governmental authorities.

This Policy applies to all officers, directors and employees of the Company. For purposes of this Policy, “officers” refers to those individuals who meet the definition of “officer” under Section 16 of the Securities Exchange Act of 1934 (as amended, the “1934 Act”). Individuals subject to this Policy are responsible for ensuring that members of their households also comply with this Policy. This Policy also applies to any entities controlled by individuals subject to the Policy, including any corporations, limited liability companies, partnerships or trusts, and transactions by these entities should be treated for the purposes of this Policy and applicable securities laws as if they were for the individual’s own account. The Company may determine that this Policy applies to additional persons with access to material nonpublic information, such as contractors or consultants. This Policy extends to all activities within and outside an individual’s Company duties. Every officer, director and employee must review this Policy. Questions regarding the Policy should be directed to the Company’s Corporate Secretary.

The Company’s Corporate Secretary shall be responsible for the administration of this Policy.

In the absence of the Company’s Corporate Secretary, responsibility for administering this Policy will rest with Chief Financial Officer or such other employee as may be designated by the Company Corporate Secretary.

In all cases, as someone subject to this Policy, you bear full responsibility for ensuring your compliance with this Policy, and also for ensuring that members of your household (and individuals not residing in your household but whose transactions are subject to your influence or control) and entities under your influence or control are in compliance with this Policy.

Actions taken by the Company, the Company’s Corporate Secretary, or any other Company personnel do not constitute legal advice, nor do they insulate you from the consequences of noncompliance with this Policy.

II. STATEMENT OF POLICIES PROHIBITING INSIDER TRADING

No officer, director or employee (or any other person designated as subject to this Policy) shall purchase or sell any type of security while in possession of material, non-public information relating to the security or the issuer of such security in breach of a duty of trust or confidence, whether the issuer of such security is the Company or any other company.
Additionally, no officer, director or employee shall purchase or sell any security of the Company during the period beginning on the 15th calendar day before the end of any fiscal quarter of the Company and ending two full trading days after the public release of earnings data for such fiscal quarter or during any other trading suspension period declared by the Company.

These prohibitions do not apply to:

•     purchases of the Company's securities from the Company or sales of the Company's securities to the Company;

•     exercises of stock options or other equity awards or the surrender of shares to the Company in payment of the exercise price or in satisfaction of any tax withholding obligations in a manner permitted by the applicable equity award agreement, or vesting of equity-based awards that do not involve a market sale of the Company's securities (the "cashless exercise" of a Company stock option through a broker does involve a market sale of the Company's securities, and therefore would not qualify under this exception);

• bona fide gifts of the Company's securities, unless the individual making the gift knows, or is reckless in not knowing, the recipient intends to sell the securities while the donor is in possession of material nonpublic information about the Company; or

• purchases or sales of the Company's securities made pursuant to a plan adopted to comply with the 1934 Act Rule 10b5-1 (“Rule 10b5- 1"). For more information about Rule 10b5-1 trading plans, see Section VI below.

From time to time, events will occur that are material to the Company and cause certain officers, directors, or employees to be in possession of material nonpublic information. When that happens, the Company will recommend that those in possession of the material nonpublic information suspend all trading in the Company’s securities until the information is no longer material or has been publicly disclosed.
When such event-specific blackout periods occur, those subject to it will be notified by the Company. The event-specific blackout period will not be announced to those not subject to it, and those subject to it or otherwise aware of it should not disclose it to others.
Even if the Company has not notified you that you are subject to an event-specific blackout period, if you are aware of material nonpublic information about the Company, you should not trade in Company securities. Any failure by the Company to designate you as subject to an event-specific blackout period, or to notify you of such designation, does not relieve you of your obligation not to trade in the Company’s securities while possessing material nonpublic information.

In addition, if an officer, director or employee (or any other person designated as subject to this Policy) is in possession of material nonpublic information about other publicly traded companies, such as suppliers, customers, competitors or potential acquisition targets, the officer, director or employee (or any other person designated as subject to this Policy) may not trade in such other companies’ securities until the information becomes public or is no longer material. Further, no officer, director or employee (or any other person designated as subject to this Policy) shall purchase or sell any security of any other company, including another company in the Company’s industry, while in possession of material nonpublic information if such information is obtained in the course of such officer’s, director’s or employee’s employment or service with the Company.

No officer, director or employee (or any other person designated as subject to this Policy) shall directly or indirectly communicate (or "tip”) material, non-public information to anyone outside the Company (except in accordance with the Company's policies regarding the protection or authorized external disclosure of Company information) or to anyone within the Company other than on a need-to-know basis.

III. EXPLANATION OF INSIDER TRADING

"Insider trading" refers to the purchase or sale of a security while in possession of "material," "non-public" information relating to the security.

'"Securities" includes stocks, bonds, notes, debentures, options, warrants and other convertible securities, as well as derivative instruments.

“Purchase" and “sale" are defined broadly under the federal securities law. “Purchase” includes not only the actual purchase of a security, but any contract to purchase or otherwise acquire a security. "Sale" includes not only the actual sale of a security, but any contract to sell or otherwise dispose of a security. These definitions extend to a broad range of transactions, including conventional cash-for-stock transactions, conversions, the exercise of stock options, and acquisitions and exercises of warrants or puts, calls or other derivative securities.

It is generally understood that insider trading includes the following:

• Trading by insiders while in possession of material, non-public information;

•     Trading by persons other than insiders while in possession of material, non-public information, if the information either was given in breach of an insider's fiduciary duty to keep it confidential or was misappropriated; and
•     Communicating or tipping material, non-public information to others, including recommending the purchase or sale of a security while in possession of such information.

A. What Facts are Material?

The materiality of a fact depends upon the circumstances. A fact is considered "material" if there is a substantial likelihood that a reasonable investor would consider it important in making a decision to buy, sell or hold a security, or if the fact is likely to have a significant effect on the market price of the security. Material information can be positive or negative and can relate to virtually any aspect of a company's business or to any type of security, debt or equity. Also, information that something is likely to happen in the future- or even just that it may happen – could be deemed material.

Examples of material information include (but are not limited to) information about dividends; corporate earnings or earnings forecasts; possible mergers, acquisitions, tender offers or dispositions; large catastrophic property losses incurred under policies issued by the Company; important business developments such as major contract awards or cancellations; management or control changes; significant borrowing or financing developments including pending public sales or offerings of debt or equity securities; defaults on borrowings; bankruptcies; and significant litigation or regulatory actions. Moreover, material information does not have to be related to a company's business. For example, the contents of a forthcoming newspaper column that is expected to affect the market price of a security can be material.

A good general rule of thumb: When in doubt, do not trade.

B. What is Non-public?

Information is "non-public" if it is not available to the general public. In order for information to be considered public, it must be widely disseminated in a manner making it generally available to investors in a Regulation FD compliant method, such as through such media as Dow Jones, Business Wire, Reuters, Bloomberg, The Wall Street Journal, Associated Press, or United Press International, a broadcast on widely available radio or television programs, publication in a widely available newspaper, magazine or news website, a Regulation FD-compliant conference call, or public disclosure documents filed with the U.S. Securities and Exchange Commission (the “SEC”) that are available on the SEC's website.

The circulation of rumors, even if accurate and reported in the media, does not constitute effective public dissemination. In addition, even after a public announcement, a reasonable period of time must lapse in order for the market to react to the information. Generally, one should allow two full trading days following publication as a reasonable waiting period before such information is deemed to be public.

C. Who is an Insider?

"Insiders" include officers, directors and employees of a company and anyone else who has material inside information about a company. Insiders have independent fiduciary duties to their company and its stockholders not to trade on material, non-public information relating to the company's securities. All officers, directors and employees of the Company should consider themselves insiders with respect to material, non-public information about the Company's business, activities and securities. Officers, directors and employees may not trade in the Company's securities while in possession of material, non-public information relating to the Company, nor may they tip such information to anyone outside the Company (except in accordance with the Company's policies regarding the protection or authorized external disclosure of Company information) or to anyone within the Company other than on a need-to-know basis.

Individuals subject to this Policy are responsible for ensuring that members of their households also comply with this Policy. This includes family members residing with the individual, anyone else living in the individual’s household, and any family members not living with the individual whose transactions in the Company’s securities are directed by the individual, or subject to the individual’s influence and control. This Policy also applies to any entities controlled by individuals subject to the Policy, including any corporations, partnerships or trusts, and transactions by these entities should be treated for the purposes of this Policy and applicable securities laws as if they were for the individual's own account.

D. Trading by Persons Other than Insiders

Insiders may be liable for communicating or tipping material, non-public information to a third party ("tippee"), and insider trading violations are not limited to trading or tipping by insiders. Persons other than insiders also can be liable for insider trading, including tippees who trade on material, non-public information tipped to them or individuals who trade on material, non-public information that has been misappropriated. Insiders may be held liable for tipping even if they receive no personal benefit from tipping and even if no close personal relationship exists between them and the tippee.

Tippees inherit an insider's duties and are liable for trading on material, non-public information illegally tipped to them by an insider. Similarly, just as insiders are liable for the insider trading of their tippees, so are tippees who pass the information along to others who trade. In other words, a tippee’s liability for insider trading is no different from that of an insider. Tippees can obtain material, non-public information by receiving overt tips from others or through, among other things, conversations at social, business, or other gatherings.

E. Penalties for Engaging in Insider Trading

Penalties for trading on or tipping material, non-public information can extend significantly beyond any profits made or losses avoided, both for individuals engaging in such unlawful conduct and their employers. The SEC and Department of Justice have made the civil and criminal prosecution of insider trading violations a top priority. Enforcement remedies available to the government or private plaintiffs under the federal securities laws include:

• SEC administrative sanctions;

• Securities industry self-regulatory organization sanctions;

• Civil injunctions;

• Damage awards to private plaintiffs;

• Disgorgement of all profits;

•     Civil fines for the violator of up to three times the amount of profit gained or loss avoided;

•     Civil fines for the employer or other controlling person of a violator (i.e., where the violator is an employee or other controlled person) of up to the greater of $1,425,000 or three times the amount of profit gained or loss avoided by the violator;

•     Criminal fines for individual violators of up to $5,000,000 ($25,000,000 for an entity); and

• Jail sentences of up to 20 years.

In addition, insider trading could result in serious sanctions by the Company, including dismissal. Insider trading violations are not limited to violations of the federal securities laws. Other federal and state civil or criminal laws, such as the laws prohibiting mail and wire fraud and the Racketeer Influenced and Corrupt Organizations Act (RICO), also may be violated in connection with insider trading.

F. Size of Transaction and Reason for Transaction Do Not Matter

The size of the transaction or the amount of profit received does not have to be significant to result in prosecution. The SEC has the ability to monitor even the smallest trades, and the SEC performs routine market surveillance. Brokers or dealers are required by law to inform the SEC of any possible violations by people who may have material, non-public information. The SEC aggressively investigates even small insider trading violations.

G. Examples of Insider Trading

Examples of insider trading cases include actions brought against corporate officers, directors, and employees who traded in a company's securities after learning of significant confidential corporate developments; friends, business associates, family members and other tippees of such officers, directors, and employees who traded in the securities after receiving such information; government employees who learned of such information in the course of their employment; and other persons who misappropriated, and took advantage of, confidential information from their employers.

The following are illustrations of insider trading violations. These illustrations are hypothetical and, consequently, not intended to reflect on the actual activities or business of the Company or any other entity.

Trading by Insider

An officer of X Corporation learns that earnings to be reported by X Corporation will increase dramatically. Prior to the public announcement of such earnings, the officer purchases X Corporation’s stock. The officer, an insider, is liable for all profits as well as penalties of up to three times the amount of all profits. The officer also is subject to, among other things, criminal prosecution, including up to $5,000,000 in additional fines and 20 years in jail. Depending upon the circumstances, X Corporation and the individual to whom the officer reports also could be liable as controlling persons.

Trading by Tippee

An officer of X Corporation tells a friend that X Corporation is about to publicly announce that it has concluded an agreement for a major acquisition. This tip causes the friend to purchase X Corporation’s stock in advance of the announcement. The officer is jointly liable with his friend for all the friend's profits, and each is liable for all civil penalties of up to three times the amount of the friend’s profits. The officer and his friend are also subject to criminal prosecution and other remedies and sanctions, as described above.

H. Prohibition of Records Falsification and False Statements

Section l 3(b)(2) of the 1934 Act requires companies subject to the Act to maintain proper internal books and records and to devise and maintain an adequate system of internal accounting controls. The SEC has supplemented the statutory requirements by adopting rules that prohibit (1) any person from falsifying records or accounts subject to the above requirements and (2) officers or directors from making any materially false, misleading, or incomplete statement to any accountant in connection with any audit or filing with the SEC. These provisions reflect the SEC's intent to discourage officers, directors and other persons with access to the Company's books and records from taking action that might result in the communication of materially misleading financial information to the investing public. Falsifying records or accounts or making materially false, misleading, or incomplete statements in connection with an audit or filing with the SEC could also result in criminal penalties for obstruction of justice.

IV. STATEMENT OF PROCEDURES PREVENTING INSIDER TRADING

The following procedures have been established, and will be maintained and enforced, by the Company to prevent insider trading. Every officer, director and employee is required to follow these procedures.

A. Pre-Clearance of Trades by Officers, Directors and Employees

All transactions in the Company's securities (including without limitation, acquisitions and dispositions of Company stock, the exercise of stock options and the sale of Company stock issued upon exercise of stock options) by officers, directors and employees listed on Schedule I must be pre-cleared by the Company's Corporate Secretary or the Chief Financial Officer for transactions by the Corporate Secretary. In addition, the exercise of stock options by employees must be pre-cleared by the Company’s Corporate Secretary. As part of the pre-clearance process, the individual requesting pre-clearance must confirm that he or she is not in possession of material, non-public information. Pre-clearance does not relieve anyone of his or her responsibility under SEC rules and should not be understood to represent legal advice by the Company that a proposed transaction complies with the law.

B. Black-Out Periods

Additionally, no officer, director or employee listed on Schedule II, as amended from time to time, (as well as any individual or entity covered by this Policy by virtue of their relationship to such director, officer or employee) shall purchase or sell any security of the Company during the period beginning on the 15th calendar day before the end of any fiscal quarter of the Company and ending two full trading days after the public release of earnings data for such fiscal quarter or during any other trading suspension period declared by the Company, such period, a “black-out period.” A “trading day” is a day on which U.S. national stock exchanges are open for trading. If, for example, the Company were to make an announcement on Monday prior to 9:30 a.m. Eastern Time, then the black-out period would terminate after the close of trading on Tuesday. If an announcement were made on Monday after 9:30 a.m., Eastern Time, then the black-out period would terminate after the close of trading on Wednesday. These prohibitions do not apply to:

•     purchases of the Company's securities from the Company or sales of the Company's securities to the Company;

•     exercises of stock options or other equity awards, the surrender of shares to the Company in payments of the exercise price or in satisfaction of any tax withholding obligations in a manner permitted by the applicable equity award agreement, or vesting of equity-based awards that do not involve a market sale of the Company's securities (the "cashless exercise" of a Company stock option through a broker does involve a market sale of the Company's securities, and therefore would not qualify under this exception);

• bona fide gifts of the Company's securities, unless the individual making the gift knows, or is reckless in not knowing, the recipient intends to sell the securities while the donor is in possession of material nonpublic information about the Company; and

•     purchases or sales of the Company's securities made pursuant to a plan adopted to comply with Rule 10b5-1.

Exceptions to the black-out period policy may be approved only by the Company's Corporate Secretary or, in the case of exceptions for directors, the Board of Directors or Audit Committee of the Board of Directors.

From time to time, the Company, through the Board of Directors, the Company's disclosure committee or its Corporate Secretary, may recommend that officers, directors, employees or others suspend trading in the Company's securities because of developments that have not yet been disclosed to the public. Subject to the exceptions noted above, all those affected should not trade in our securities while the suspension is in effect and should not disclose to others that we have suspended trading.

A request for preclearance may be oral or in writing (including by e-mail), should be made at least two business days in advance of the proposed transaction, and should include the identity of the individual, the type of proposed transaction (for example, an open market purchase, a privately negotiated sale, an option exercise, etc.), the proposed date of the transaction, and the number of shares or other securities to be involved. In addition, the individual must execute a certification (in the form approved by the Company Corporate Secretary) that he or she is not aware of material nonpublic information about the Company. The Company Corporate Secretary shall have sole discretion to decide whether to clear any contemplated transaction. The President or Chief Financial Officer of the Company shall have sole discretion to decide whether to clear transactions by the Company Corporate Secretary or persons or entities subject to this policy as a result of their relationship with the Company Corporate Secretary. All trades that are precleared must be effected within five business days of receipt of the preclearance, unless a specific exception has been granted by the Company Corporate Secretary. A precleared trade (or any portion of a precleared trade) that has not been effected during the five business day period must be precleared again prior to execution. Notwithstanding receipt of preclearance, if the individual becomes aware of material nonpublic information or becomes subject to a blackout period before the transaction is effected, the transaction may not be completed. Transactions under a previously established Rule 10b5-1 Trading Plan that has been preapproved in accordance with this Policy are not subject to further preclearance.

None of the Company, the Company Corporate Secretary, or the Company’s other employees will have any liability for any delay in reviewing, or refusal of, a request for preclearance submitted pursuant to this Section IV.B. Notwithstanding any preclearance of a transaction pursuant to this Section IV.B, none of the Company, the Company Corporate Secretary, or the Company’s other employees assumes any liability for the legality or consequences of such transaction to the person engaging in such transaction.

C. Post-Termination Transactions

Except for the pre-clearance requirement, this Policy continues to apply to transactions in the Company's securities even after termination of service to the Company. If an individual is in possession of material, non-public information when his or her service terminates, that individual may not trade in the Company's securities until that information has become public or is no longer material.

D. Information Relating to the Company

1. Access to Information

Access to material, non-public information about the Company, including the Company's business, earnings or prospects, should be limited to officers, directors and employees of the Company on a need-to-know basis. In addition, such information should not be communicated to anyone outside the Company under any circumstances (except in accordance with the Company's policies regarding the protection or authorized external disclosure of Company information) or to anyone within the Company on an other than need-to-know basis.

In communicating material, non-public information to employees of the Company, all officers, directors and employees must take care to emphasize the need for confidential treatment of such information and adherence to the Company’s policies with regard to confidential information.

2. Inquiries From Third Parties

Inquiries from third parties, such as industry analysts or members of the media, about the Company should be directed to the Company's Chief Financial Officer at (323) 857-7101.

E. Limitations on Access to Company Information

The following procedures are designed to maintain confidentiality with respect to the Company’s business operations and activities.

All officers, directors and employees should take all steps and precautions necessary to restrict access to, and secure, material, non-public information by, among other things:

• Maintaining the confidentiality of Company-related transactions;

•         Conducting their business and social activities so as not to risk inadvertent disclosure of confidential information. Review of confidential documents in public places should be conducted so as to prevent access by unauthorized persons;

•     Restricting access to documents and files (including computer files) containing material, non-public information to individuals on a need-to-know basis (including maintaining control over the distribution of documents and drafts of documents);

•     Promptly removing and cleaning up all confidential documents and other materials from conference rooms following the conclusion of any meetings;

•     Disposing of all confidential documents and other papers, after there is no longer any business or other legally required need, through shredders when appropriate;

•     Restricting access to areas likely to contain confidential documents or material, non-public information;

•     Safeguarding laptop computers, tablets, memory sticks, CDs and other items that contain confidential information; and

•     Avoiding the discussion of material, non-public information in places where the information could be overheard by others such as in elevators, restrooms, hallways, restaurants, airplanes or taxicabs.

•     Restricting access to confidential information when working from home, including taking steps to ensure that confidential material non-public information is not viewed or such conversations are not overheard by others in the house.

Personnel involved with material, non-public information, to the extent feasible, should conduct their business and activities in areas separate from other Company activities.

V. ADDITIONAL PROHIBITED TRANSACTIONS

The Company has determined that there is a heightened legal risk and/or the appearance of improper or inappropriate conduct if the persons subject to this Policy engage in certain types of transactions. Therefore, officers, directors and employees shall comply with the following policies with respect to certain transactions in the Company securities:

A. Short Sales

Short sales of the Company’s securities evidence an expectation on the part of the seller that the securities will decline in value, and therefore signal to the market that the seller has no confidence in the Company or its short-term prospects. In addition, short sales may reduce the seller’s incentive to improve the Company’s performance. For these reasons, short sales of the Company’s securities are prohibited by this Policy. In addition, as noted below, Section 16(c) of the 1934 Act absolutely prohibits Section 16 reporting persons from making short sales of the Company’s equity securities, i.e., sales of shares that the insider does not own at the time of sale, or sales of shares against which the insider does not deliver the shares within 20 days after the sale.

B. Publicly Traded Options

A transaction in options is, in effect, a bet on the short-term movement of the Company's stock and therefore creates the appearance that an officer, director or employee is trading based on inside information. Transactions in options also may focus an officer's, director's or employee's attention on short-term performance at the expense of the Company's long-term objectives. Accordingly, transactions in puts, calls or other derivative securities involving the Company's equity securities, on an exchange or in any other organized market, are prohibited by this Policy.

C. Hedging Transactions

Certain forms of hedging or monetization transactions, such as zero-cost collars and forward sale contracts, allow an officer, director or employee to lock in much of the value of his or her stock holdings, often in exchange for all or part of the potential for upside appreciation in the stock. These transactions allow the officer, director or employee to continue to own the covered securities, but without the full risks and rewards of ownership. When that occurs, the officer, director or employee may no longer have the same objectives as the Company's other stockholders. Therefore, such transactions involving the Company's equity securities are prohibited by this Policy.

D. Purchases of the Company’s Securities on Margin; Pledging the Company's
Securities to Secure Margin or Other Loans

Purchasing on margin means borrowing from a brokerage firm, bank or other entity in order to purchase the Company’s securities (other than in connection with a cashless exercise of stock options under the Company's equity plans). Margin purchases of the Company’s securities are prohibited by this Policy. Pledging the Company's securities as collateral to secure loans is prohibited. This prohibition means, among other things, that you cannot hold the Company's securities in a "margin account” (which would allow you to borrow against your holdings to buy securities).

E. Director and Executive Officer Cashless Exercises

The Company will not arrange with brokers to administer cashless exercises on behalf of directors and executive officers of the Company. Directors and executive officers of the Company may use the cashless exercise feature of their equity awards only if (i) the director or officer retains a broker independently of the Company, (ii) the Company’s involvement is limited to confirming that it will deliver the stock promptly upon payment of the exercise price and (iii) the director or officer uses a "T+2" cashless exercise arrangement, in which the Company agrees to deliver stock against the payment of the purchase price on the same day the sale of the stock underlying the equity award settles. Under a T+2 cashless exercise, a broker, the issuer, and the issuer's transfer agent work together to make all transactions settle simultaneously. This approach is to avoid any inference that the Company has "extended credit" in the form of a personal loan to the director or executive officer. Questions about cashless exercises should be directed to the Company's Corporate Secretary.

VI. RULE 10b5-1 TRADING PLANS, SECTION 16 AND RULE 144

A. Rule 10b5-1 Trading Plans

1. General

The trading restrictions set forth in this Policy, other than those transactions described under “Additional Prohibited Transactions,” do not apply to transactions under a previously established contract, plan or instruction to trade in the Company’s securities entered into in accordance with the terms of Rule 10b5-1 (a “Trading Plan”) that:

•Has been submitted to and preapproved by the Company’s Corporate Secretary, or such other person as the Company’s board of directors may designate from time to time (the “Authorizing Officer”);

•Includes a “Cooling Off Period” for

◦Section 16 reporting persons that extends to the later of 90 days after adoption or modification of a Trading Plan or two business days after filing the Form 10-K or Form 10-Q covering the fiscal quarter in which the Trading Plan was adopted, up to a maximum of 120 days; and

◦employees and any other persons, other than the Company, that extends 30 days after adoption or modification of a Trading Plan;

•for Section 16 reporting persons, includes a representation in the Trading Plan that the Section 16 reporting person is (1) not aware of any material nonpublic information about the Company or its securities; and (2) adopting the Trading Plan in good faith and not as part of a plan or scheme to evade Rule 10b-5;

•has been entered into in good faith at a time when the individual was not in possession of material nonpublic information about the Company and not otherwise in a blackout period, and the person who entered into the Trading Plan has acted in good faith with respect to the Trading Plan;

•either (1) specifies the amounts, prices, and dates of all transactions under the Trading Plan; or (2) provides a written formula, algorithm, or computer program for determining the amount, price, and date of the transactions, and (3) prohibits the individual from exercising any subsequent influence over the transactions; and

•complies with all other applicable requirements of Rule 10b5-1.

The Authorizing Officer may impose such other conditions on the implementation and operation of the Trading Plan as the Authorizing Officer deems necessary or advisable. Individuals may not adopt more than one Trading Plan at a time except under the limited circumstances permitted by Rule 10b5-1 and subject to pre-approval by the Authorizing Officer.

Trading Plans do not exempt individuals from complying with Section 16 short-swing profit rules or liability.

Rule 10b5-1 presents an opportunity for insiders to establish arrangements to sell (or purchase) Company stock without the restrictions of trading windows and black-out periods, even when there is undisclosed material information. A Trading Plan may also help reduce negative publicity that may result when key executives sell the Company’s stock. Rule 10b5-1 only provides an "affirmative defense” in the event there is an insider trading lawsuit. It does not prevent someone from bringing a lawsuit.

Although transactions effected under a Trading Plan will not require further pre-clearance at the time of the trade, any transaction (including the quantity and price) made pursuant to a Trading Plan of a Section 16 reporting person must be reported to the Company promptly on the day of each trade to permit the Company’s filing coordinator to assist in the preparation and filing of a required Form 4.

The Company reserves the right to publicly disclose (including as part of any required quarterly disclosure on Form 10-Q and Form 10-K), announce, or respond to inquiries from the media regarding the adoption, modification, or termination of a Trading Plan and non-Rule 10b5-1 trading arrangements (including a description of the material terms of each plan, including the name and title of the director or officer; the date the plan was adopted, modified or terminated; the plan’s duration; and the total amount of securities to be purchased or sold under the plan), or the execution of transactions made under a Trading Plan. The Company reserves the right from time to time to suspend, discontinue or otherwise prohibit any transaction in the Company's securities, even pursuant to a previously approved Trading Plan, if the Authorizing Officer or the board of directors, in its discretion, determines that such suspension, discontinuation or other prohibition is in the best interests of the Company. Any Trading Plan submitted for approval hereunder should explicitly acknowledge the Company's right to prohibit transactions in the Company's securities. Failure to discontinue purchases and sales as directed shall constitute a violation of the terms of this Section VI and result in a loss of the exemption set forth herein.

Compliance of a Trading Plan with the terms of Rule 10b5-1 and the execution of transactions pursuant to the Trading Plan are the sole responsibility of the person initiating the Trading Plan, and none of the Company, the Authorizing Officer, or the Company’s other employees assumes any liability for any delay in reviewing and/or refusing to approve a Trading Plan submitted for approval, nor the legality or consequences relating to a person entering into, informing the Company of, or trading under, a Trading Plan.

2. Revocation of and Amendments to Trading Plans

Revocation of Trading Plans should occur only in unusual circumstances. Effectiveness of any revocation or amendment of a Trading Plan will be subject to the prior review and approval of the Authorizing Officer. Revocation is effected upon written notice to the broker. Once a Trading Plan has been revoked, the participant should wait at least 30 days before trading outside of a Trading Plan and 180 days before establishing a new Trading Plan.

A person acting in good faith may amend a prior Trading Plan so long as such amendments are made outside of a quarterly trading black-out period and at a time when the Trading Plan participant does not possess material, non-public information.

Modifications or terminations of a Trading Plan are subject to pre-approval by the Authorizing Officer and modifications of a Trading Plan that change the amount, price, or timing of the purchase or sale of the securities underlying the trading plan will trigger a new Cooling-Off Period.

Under certain circumstances, a Trading Plan must be revoked. This includes circumstances such as the announcement of a merger or the occurrence of an event that would cause the transaction either to violate the law or to have an adverse effect on the Company. The Authorizing Officer or administrator of the Company's stock plans is authorized to notify the broker in such circumstances, thereby insulating the insider in the event of revocation.

3. Discretionary Plans

Although non-discretionary Trading Plans are preferred, discretionary Trading Plans, where the discretion or control over trading is transferred to a broker, are permitted if pre-approved by the Authorizing Officer.

The Authorizing Officer of the Company must pre-approve any Trading Plan, arrangement or trading instructions, etc., involving potential sales or purchases of the Company's stock or option exercises, including but not limited to, blind trusts, discretionary accounts with banks or brokers, or limit orders. The actual transactions effected pursuant to a pre-approved Trading Plan will not be subject to further pre-clearance for transactions in the Company’s stock once the Trading Plan or other arrangement has been pre-approved.

4. Reporting (if Required)

If required, an SEC Form 144 will be filled out and filed by the individual/brokerage firm in accordance with the existing rules regarding Form 144 filings. A footnote at the bottom of the Form 144 should indicate that the trades "are in accordance with a Trading Plan that complies with Rule 10b5-1 and expires _____." For Section 16 reporting persons, Form 4s should be filed before the end of the second business day following the date that the broker, dealer or plan administrator informs the individual that a transaction was executed, provided that the date of such notification is not later than the third business day following the trade date. The relevant box should be checked to indicate that the trades “were made pursuant to a contract, instruction or written plan that is intended to satisfy the affirmative defenses conditions of Rule 10b5-1(c)”.

5. Options

Exercises of options for cash may be executed at any time, with pre-clearance from Corporate Secretary. "Cashless exercise" option exercises are subject to trading windows, as well as pre-clearance from Corporate Secretary. However, the Company will permit same day sales under Trading Plans. If a broker is required to execute a cashless exercise in accordance with a Trading Plan, then the Company must have exercise forms attached to the Trading Plan that are signed, undated and with the number of shares to be exercised left blank. Once a broker determines that the time is right to exercise the option and dispose of the shares in accordance with the Trading Plan, the broker will notify the Company in writing and the administrator of the Company’s stock plans will fill in the number of shares and the date of exercise on the previously signed exercise form. The insider should not be involved with this part of the exercise.

B. Section 16: Insider Reporting Requirements, Short-Swing Profits and Short Sales
(Applicable to Officers, Directors and 10% Stockholders)

1. Reporting Obligations Under Section 16(a): SEC Forms 3, 4 and 5

Section 16(a) of the 1934 Act generally requires all officers, directors and 10% stockholders (“insiders"), within 10 days after the insider becomes an officer, director, or 10% stockholder, to file with the SEC an "Initial Statement of Beneficial Ownership of Securities" on SEC Form 3 listing the amount of the Company's stock, options and warrants which the insider beneficially owns. Following the initial filing on SEC Form 3, changes in beneficial ownership of the Company's stock, options and warrants must be reported on SEC Form 4, generally within two days after the date on which such change occurs, or in certain cases on Form 5, within 45 days after fiscal year end. A Form 4 must be filed even if, as a result of balancing transactions, there has been no net change in holdings. In certain situations, purchases or sales of Company stock made within six months prior to the filing of a Form 3 must be reported on Form 4. Similarly, certain purchases or sales of Company stock made within six months after an officer or director ceases to be an insider must be reported on Form 4.

2. Recovery of Profits Under Section 16(b)

For the purpose of preventing the unfair use of information which may have been obtained by an insider, any profits realized by any officer, director or 10% stockholder from any "purchase" and "sale” of Company stock during a six-month period, so called "short-swing profits,” may be recovered by the Company. When such a purchase and sale occurs, good faith is no defense. The insider is liable even if compelled to sell for personal reasons, and even if the sale takes place after full disclosure and without the use of any inside information.

The liability of an insider under Section 16(b) of the 1934 Act is only to the Company itself. The Company, however, cannot waive its right to short swing profits, and any Company stockholder can bring suit in the name of the Company. Reports of ownership filed with the SEC on Form 3, Form 4 or Form 5 pursuant to Section 16(a) (discussed above) are readily available to the public, and certain attorneys carefully monitor these reports for potential Section 16(b) violations. In addition, liabilities under Section 16(b) may require separate disclosure in the Company's annual report to the SEC on Form 10-K or its proxy statement for its annual meeting of stockholders. No suit may be brought more than two years after the date the profit was realized. However, if the insider fails to file a report of the transaction under Section 16(a), as required, the two-year limitation period does not begin to run until after the transactions giving rise to the profit have been disclosed. Failure to report transactions and late filing of reports require separate disclosure in the Company's proxy statement.

Officers and directors should consult the attached “Short-Swing Profit Rule Section 16(b) Checklist” attached hereto as "Attachment A" in addition to consulting the Company's Corporate Secretary prior to engaging in any transactions involving the Company’s securities, including without limitation, the Company's stock, options or warrants.

3. Short Sales Prohibited Under Section 16(c)

Section 16(c) of the 1934 Act prohibits insiders absolutely from making short sales of the Company's equity securities. Short sales include sales of stock which the insider does not own at the time of sale, or sales of stock against which the insider does not deliver the shares within 20 days after the sale. Under certain circumstances, the purchase or sale of put or call options, or the writing of such options, can result in a violation of Section 16(c). Insiders violating Section 16(c) face criminal liability.

The Company's Corporate Secretary should be consulted if you have any questions regarding reporting obligations, short-swing profits or short sales under Section 16.

C. Rule 144 (Applicable to Officers, Directors and 10% Stockholders)

Rule 144 provides a safe harbor exemption to the registration requirements of the Securities Act of 1933, as amended, for certain resales of "restricted securities" and "control securities." "Restricted securities” are securities acquired from an issuer, or an affiliate of an issuer, in a transaction or chain of transactions not involving a public offering. "Control securities” are any securities owned by directors, executive officers or other "affiliates" of the issuer, including stock purchased in the open market and stock received upon exercise of stock options. Sales of Company securities by affiliates (generally, directors, officers and 10% stockholders of the Company) must comply with the requirements of Rule 144, which are summarized below:
•     Current Public Information. The Company must have filed all SEC-required reports during the last 12 months.

•         Volume Limitations. Total sales of Company common stock by a covered individual for any three-month period may not exceed the greater of: (i) 1 % of the total number of outstanding shares of Company common stock, as reflected in the most recent report or statement published by the Company, or (ii) the average weekly reported volume of such shares traded during the four calendar weeks preceding the filing of the requisite Form 144.

•     Method of Sale. The shares must be sold either in a "broker's transaction" or in a transaction directly with a "market maker." A "broker's transaction" is one in which the broker does no more than execute the sale order and receive the usual and customary commission. Neither the broker nor the selling person can solicit or arrange for the sale order. In addition, the selling person or Board member must not pay any fee or commission other than to the broker. A "market maker” includes a specialist permitted to act as a dealer, a dealer acting in the position of a block positioner, and a dealer who holds himself out as being willing to buy and sell Company common stock for his own account on a regular and continuous basis.

•     Notice of Proposed Sale. A notice of the sale (a Form 144) must be filed with the SEC at the time of the sale. Brokers generally have internal procedures for executing sales under Rule 144 and will assist you in completing the Form 144 and in complying with the other requirements of Rule 144.

If you are subject to Rule 144, you must instruct your broker who handles trades in Company securities to follow the brokerage firm’s Rule 144 compliance procedures in connection with all trades.

VII. UPDATE OF THE POLICY AND EXECUTION, ACKNOWLEDGEMENT AND CERTIFICATION OF COMPLIANCE

This Policy will be reviewed and approved annually by the Disclosure Committee of the Company. All directors, officers and employees of the Company will review this Policy on an annual basis and all officers and employees of the Company shall acknowledge their compliance through UKG. After reading this Policy, all directors who are not officers of the Company shall execute and return to the Company's Corporate Secretary the Certification of Compliance form. In addition, new hires of the Company will review and acknowledge their understanding of this Policy through UKG.

Attachment A

SHORT-SWING PROFIT RULE SECTION 16(B) CHECKLIST

Note: ANY combination of PURCHASE AND SALE or SALE AND PURCHASE within six months of each other by an officer, director or 10% stockholder (or any family member living in the same household or certain affiliated entities) results in a violation of Section l 6(b), and the "profit" must be recovered by Mercury General Corporation (the "Company"). It makes no difference how long the shares being sold have been held or, for officers and directors, that you were an insider for only one of the two matching transactions. The highest priced sale will be matched with the lowest priced purchase within the six-month period.

Sales

If a sale is to be made by an officer, director or 10% stockholder (or any family member living in the same household or certain affiliated entities):

I. Have there been any purchases by the insider (or family members living in the same household or certain affiliated entities) within the past six months?

2. Have there been any option grants or exercises not exempt under Rule 16b-3 within the past six months?

3. Are any purchases (or non-exempt option exercises) anticipated or required within the next six months?

4. Has a Form 4 been prepared?

Note: If a sale is to be made by an affiliate of the Company, has a Form 144 been prepared and has the broker been reminded to sell pursuant to Rule 144?

Purchases And Option Exercises

If a purchase or option exercise for Company stock is to be made:

I. Have there been any sales by the insider (or family members living in the same household or certain affiliated entities) within the past six months?

2. Are any sales anticipated or required within the next six months (such as tax-
related or year-end transactions)?

3. Has a Form 4 been prepared?

Before proceeding with a purchase or sale, consider whether you are aware of material inside information which could affect the price of the Company stock. All transactions in the Company’s securities by officers and directors must be pre-cleared by contacting the Company’s Corporate Secretary.

Schedule I

Individuals Subject to Preclearance Requirement

Schedule II

Individuals Subject to Quarterly Trading Blackouts